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                       August 16, 2023

       Jeffrey Musser
       Chief Executive Officer
       Expeditors International of Washington, Inc.
       3545 Factoria Blvd SE
       Bellevue, WA 98006

                                                        Re: Expeditors
International of Washington, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 21,
2023
                                                            File No. 000-13468

       Dear Jeffrey Musser:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Disclosure Review Program